Exhibit 99.1

NEWS RELEASE	CONTACT:	Lois Lee
loislee@invacare.com
440-329-6435

INVACARE CORPORATION ANNOUNCES FINANCIAL RESULTS FOR THE FOURTH QUARTER AND FULL YEAR ENDED DECEMBER 31, 2019

Achieves 2019 operating results and free cash flow guidance
Provides 2020 guidance and reaffirms long-term target

ELYRIA, Ohio - (February 10, 2020) - Invacare Corporation (NYSE: IVC) ("Invacare" or the "company") today announced its financial results for the fourth quarter and year ended December 31, 2019.

2019 Annual Summary

Reflecting on 2019, Matt Monaghan, chairman, president and chief executive officer, commented, "As we celebrate the 40th anniversary of Invacare this year, it is a fitting time to reflect on our transformation and how we are positioning the company for sustainable, long-term success. I am very pleased with Invacare's progress over the past five years and, in particular, what we accomplished last year. In 2019, we significantly improved operating results and free cash flow, achieved our annual guidance, and strengthened our balance sheet. In particular, we substantially streamlined our business which reduced constant currency SG&A expenses by nearly $15 million, mitigated the significant majority of the impact of tariffs, re-invigorated our product pipeline and are preparing to introduce innovative new products in every category in the coming year.

While I am encouraged by our continued progress, we didn't achieve everything we had set out to do in 2019, as net sales growth fell short of our expectations. To reach our full potential, we know we need profitable sales growth in 2020 and have many actions underway to do that. In addition, we are focusing on key strategic initiatives that will continue to streamline business operations, increase efficiencies and improve our competitive position. We have all of the necessary building blocks in place for a successful 2020 and I am confident in our ability to deliver sustained and improved performance."

Fourth Quarter 2019 Results

•
Reported net sales decreased 4.8% to $232.9 million, and constant currency net sales(a) decreased $5.1 million, or 2.1%, compared to 4Q18*, primarily driven by a $3.3 million decline in respiratory products.

•
Gross profit increased 130 basis points to 29.2% compared to 4Q18, with growth across all segments, primarily as a result of favorable sales mix and lower material costs partially offset by unfavorable manufacturing variances and foreign exchange.

•
Reported SG&A decreased by 5.8% and constant currency SG&A(b) decreased 4.1%, or $2.7 million, driven primarily by previously announced restructuring actions, partially offset by an increase in stock compensation and bonus expense compared to 4Q18.

•
Operating loss was $3.8 million compared to a loss of $1.1 million in 4Q18, as a reduction of $3.9 million in SG&A expenses was more than offset by $6.4 million of incremental restructuring costs related to previously announced actions.

•
GAAP loss per share was $0.56 compared to $0.04 in 4Q18. GAAP loss per share included $5.9 million or $0.17 per share related to debt extinguishment including debt finance charges and fees, as well as higher restructuring charges of $6.4 million or $0.19 per share. In addition, 4Q18 GAAP loss per share included a benefit of $7.8 million or $0.23 per share related to gain on convertible debt derivatives. Excluding these items, GAAP loss per share improved $0.07 compared to 4Q18.

•
Adjusted net loss per share(c) was $0.28 and included $0.24 per share in restructuring costs, compared to 4Q18 adjusted net loss per share of $0.16, which included $0.05 per share in restructuring costs. Excluding restructuring costs, adjusted net loss per share improved $0.07 compared to 4Q18.

•	Adjusted EBITDA(d) was $13.9 million, an improvement of $7.9 million compared to 4Q18, driven by lower SG&A expenses, favorable sales mix and lower material costs partially offset by foreign exchange.

•	The company generated positive free cash flow(e) of $3.8 million, an improvement of $2.7 million from 4Q18, due primarily to improved operating results.

•
As previously announced, the company strengthened its balance sheet by effectively extending the maturity of $72.9 million of Convertible Senior Notes through an exchange of notes due in 2021 for notes due in 2024, with the same interest rate.

* Date format is quarter and year in each instance.

Key Financial Metrics for the Fourth Quarter 2019

(in millions USD)	4Q19	4Q18	$ Change Fav/(Unfav)	% Change Fav/(Unfav)
Net Sales	$232.9	$244.6	$(11.7)	(4.8)%
Constant Currency Net Sales	$239.5	$244.6	$(5.1)	(2.1)%
Gross Profit	$68.0	$68.2	$(0.3)	(0.4)%
Gross Profit Percentage	29.2%	27.9%		130 bps
Reported SG&A	$63.0	$66.9	$3.9	5.8%
Constant Currency SG&A	$64.2	$66.9	$2.7	4.1%
Operating Loss	$(3.8)	$(1.1)	$(2.7)	(246.3)%
Free Cash Flow	$3.8	$1.1	$2.7	239.7%
Adjusted EBITDA	$13.9	$6.1	$7.9	130.3%

Full Year 2019 Results

•
Reported net sales decreased 4.6% to $928.0 million and constant currency net sales decreased $8.9 million, or 0.9%, compared to 2018 as a decline in respiratory products of $19.2 million, or 20.7%, was partially offset by increases in mobility and seating products.

•
Gross profit increased 70 basis points to 28.2% compared to 2018, principally as a result of reduced material and freight costs, partially offset by lower net sales volumes, unfavorable sales mix and foreign exchange. 2019 results reflect the effective mitigation of approximately $5.0 million of tariffs as previously discussed.

•
Reported SG&A decreased by 7.7% and constant currency SG&A decreased by 5.2%, or $14.6 million, driven primarily by reduced employment costs as a result of previously announced restructuring actions, as well as lower product liability expense. SG&A included an increase in stock compensation and bonus expense compared to 2018.

•
Operating loss was $10.4 million, an improvement of $7.9 million compared to 2018, primarily driven by $21.8 million decrease in SG&A expenses, partially offset by an $8.3 million increase in restructuring costs.

•
GAAP loss per share was $1.59 compared to $1.33 in 2018. GAAP loss per share included $6.2 million or $0.18 per share for loss on debt extinguishment including debt finance charges and fees, higher restructuring charges of $8.3 million or $0.24 per share and reduced benefit related to gain on convertible derivatives of $10.8 million or $0.32 per share. Excluding these items, GAAP loss per share improved $0.48 compared to 2018.

•
Adjusted net loss per share was $1.06 and included $0.35 per share in restructuring costs, compared to 2018 adjusted net loss per share of $1.32 which included $0.11 per share in restructuring costs. Excluding these items, adjusted net loss per share improved $0.50 compared to 2018. The improvement in adjusted net loss per share was primarily attributable to reduced SG&A expenses partially offset by higher restructuring costs of $8.3 million or $0.24 per share.

•	Adjusted EBITDA(d) was $28.7 million, an improvement of $22.1 million compared to 2018, driven by lower SG&A expenses.

•	Free cash flow usage of $8.1 million improved by $44.6 million from 2018, due primarily to stronger operating results and reduced working capital.

•
The company strengthened its balance sheet, reducing the Convertible Senior Notes due in 2021 by $88.9 million as a result of $72.9 million in exchanges for Convertible Senior Notes due in 2024 and $16.0 million in debt repurchases.

Commenting on the company’s financial results for the year ended December 31, 2019, Kathy Leneghan, senior vice president and chief financial officer, stated, “We delivered significantly improved financial performance driven by reduced material and freight costs and reduced SG&A expenses. We also took steps in the second half of 2019 to strengthen our balance sheet by reducing debt outstanding and extending the maturity on the majority of our 2021 convertible notes.

Free cash flow usage for 2019 showed significant improvement compared to the prior year. The improvement was attributable to improved operating results, reduced working capital, primarily inventory, which we expect will continue in 2020."

Key Financial Metrics for the Full Year 2019

(in millions USD)	YTD 19	YTD 18	$ Change Fav/(Unfav)	% Change Fav/(Unfav)
Net Sales	$928.0	$972.3	$(44.4)	(4.6)%
Constant Currency Net Sales	$963.4	$972.3	$(8.9)	(0.9)%
Gross Profit	$262.1	$267.7	$(5.6)	(2.1)%
Gross Profit Percentage	28.2%	27.5%		70 bps
Reported SG&A	$260.1	$281.9	$21.8	7.7%
Constant Currency SG&A	$267.3	$281.9	$14.6	5.2%
Operating Loss	$(10.4)	$(18.3)	$7.9	43.1%
Free Cash Flow	$(8.1)	$(52.7)	$44.6	84.7%
Adjusted EBITDA	$28.7	$6.6	$22.1	333.9%

4Q19 Segment Results

(in millions USD)	Net Sales				Operating Income (Loss)
	4Q19	4Q18	Reported % Change	Constant Currency % Change	4Q19	4Q18	% Change
Europe	$136.8	$144.0	(4.9)%	(0.6)%	$13.6	$9.1	48.7%
North America	85.3	87.5	(2.5)	(2.5)	(0.3)	(7.4)	96.3
All Other	10.8	13.1	(17.7)	(14.5)	(8.3)	(0.4)	(2,084.8)

Europe - Constant currency net sales decreased 0.6% compared to 4Q18, with minor decreases in all product categories. While we believe the markets in Europe are healthy, we experienced slowness in Denmark in equipment sales given the government's focus on refurbishment of products versus investing in new product. In addition, lower sales of lifestyle products in Sweden were the result of a delay in the timing of a tender being awarded. Operating income increased $4.4 million, or 48.7%, compared to 4Q18 principally due to improved gross profit impacted by favorable material, freight and manufacturing variances, and reduced SG&A expenses, which were partially offset by lower net sales and foreign exchange.

North America - Constant currency net sales decreased $2.2 million, or 2.5%, driven by a $2.8 million, or 20.7%, decline in respiratory sales compared to 4Q18. Mobility and seating net sales grew 2.8%, driven by increased sales of powered mobility products. Gross profit percentage increased 140 basis points and was positively impacted by favorable material and freight costs, as well as improved sales mix partially offset by unfavorable manufacturing variances. The improved sales mix was driven by all the product categories and was attributable to pricing actions and cost out activities achieved during the year. Operating loss improved $7.2 million compared to 4Q18 primarily due to improved gross profit and reduced SG&A expense.

All Other(h) - Constant currency net sales in the Asia Pacific region decreased 14.5% compared to 4Q18 principally driven by decreased sales of mobility and seating products due to payor process changes which temporarily affected funding availability in New Zealand. Operating loss increased $8.0 million primarily driven by increased SG&A expense related to stock compensation and bonuses, as well as a decline in operating profit for the Asia Pacific business driven primarily by lower net sales.

Financial Condition

Key balances on the company's balance sheet and related metrics:

(in millions USD)	December 31, 2019	December 31, 2018	$ Change	% Change
Cash and cash equivalents	$80.1	$116.9	$(36.8)	(31.5)%
Working capital (1)	137.2	199.2	(62.0)	(31.1)
Total debt (2)	302.1	299.9	2.2	0.7
Long-term debt (2)	292.7	297.8	(5.1)	(1.7)
Total shareholders' equity	308.5	359.1	(50.6)	(14.1)
Credit agreement borrowing availability (3)	34.5	33.4	1.1	3.3

(1)	Current assets less current liabilities.

(2)	Long-term debt and total debt excludes debt issuance costs recognized as a deduction from the carrying amount of debt liability and debt discounts classified as debt or equity.

(3)
Reflects the combined availability of the company's North American and European asset-based revolving credit facilities. The change in borrowing availability is due to changes in the calculated borrowing base.

In 4Q19, the company generated $3.8 million of free cash flow compared to $1.1 million in 4Q18. The improvement in free cash flow was attributable to reduced operating loss, partially offset by increased capital expenditures.

Free cash flow usage for 2019 was $8.1 million, a significant improvement of $44.6 million compared to 2018. The improvement in free cash flow was attributable to reduced operating loss and working capital, including reduced inventory. In addition, the company incurred higher capital expenditures.
Total debt outstanding as of December 31, 2019 consisted of $254.0 million in convertible debt, $47.8 million in leases and $0.3 million of other debt. Long-term debt as of December 31, 2019 included unamortized debt discounts of $30.7 million and additional offset for debt fees of $4.1 million related to convertible debt. The company did not borrow under its revolving credit facilities during the last four fiscal years.

Transformation Plan Highlights

In 2019, the company made significant progress in its transformation plan to drive improved financial performance and strengthen its overall business profile by taking actions such as:

•	Mitigated the previously estimated annual $5.0-$7.0 million negative impact of tariffs, to an actual negative impact of less than $2.0 million;

•	Streamlined business operations which reduced constant currency SG&A expenses by nearly $15 million;

•
Launched new products such as a power wheelchair with standing capabilities, power add-on for manual wheelchairs, beds, lifts, slings, and a portable oxygen concentrator with remote control capabilities, all of which are expected to drive future incremental sales and expand margins;

•	Completed the transfer of manual wheelchair production from two plants in Europe into an existing facility in France, which will result in annual pre-tax cost savings of approximately $3.3 million;

•	Engaged in a strategic long-term program to modernize IT infrastructure, including the implementation of a new Enterprise Resource Planning (ERP) solution;

•	Announced the planned consolidation of two German facilities into one by the end of 2020, which, when completed, is expected to generate annual pre-tax cost savings of approximately $5.3 million;

•
Strengthened the balance sheet by effectively extending the maturity of $72.9 million of convertible debt through the exchange of notes due in 2021 for notes due in 2024, and by repurchasing and retiring $16.0 million of 2021 convertible notes.

Full Year 2020 Guidance

For the full year 2020, the company expects operating results in line with its previous guidance for run-rate Adjusted EBITDA in the range of $85-$105 million by year-end 2020, consisting of:

•	Constant currency net sales growth of 2-4%;

•	Adjusted EBITDA of at least $45 million; and

•	Free cash flow generation of at least $5 million.

The company expects constant currency net sales growth in 2020 in combination with what is expected to be a typical year of seasonal sales variance by quarter. As a result, sales are expected to be flat in 1Q20 over prior year with growth coming in later quarters, amplified by new product introductions expected to be impactful in the second half of the year.

The company anticipates further process improvements and cost reductions to occur through the year, mostly in second half after precedent work is completed. The resulting Adjusted EBITDA is expected to benefit from: (1) new product introductions in Europe and North America in all product categories and additional investments in the sales force and demonstration equipment, which are expected to result in profitable incremental sales, as well as higher sales and margins on existing products; and (2) margin expansion and lower SG&A expenses expected as a result of previously announced transformation actions such as efficiencies related to the plant consolidations in France and Germany; supply chain actions to expand gross profits which are expected to improve the company's competitive position; and

the implementation of a new IT system expected to drive efficiencies, reduce SG&A expenses and improve customer experience. Stock compensation expense is expected to be similar to 2019.

The company has historically generated negative free cash flow during the first half of the year. This pattern is expected to continue due to the timing of annual one-time payments such as customer rebates and employee bonuses earned during the prior year, and higher working capital usage from seasonal inventory increases. The absence of these payments and seasonally stronger sales in the second half of the year typically result in more favorable free cash flow in the second half of the year. In addition, the free cash flow guidance assumes significant improvement in segment operating performance compared to 2019, partially offset by increased working capital to support growth, especially in North America mobility and seating products with an extended quote-to-cash cycle, higher capital expenditures, and cash to fund restructuring actions, especially in the second half related to cost savings.

The company participates in growing markets and believes its long-term economic potential remains strong. The company believes that its return to positive Adjusted EBITDA, improved operational performance, and its balance sheet will support the company's transformation plans and enable it to address future debt maturities.

Conference Call and Webcast

As previously announced, the company will provide a conference call and webcast for investors and other interested parties to review its fourth quarter 2019 financial results on Monday, February 10, 2020 at 8:30 AM ET. Those wishing to participate in the live call should dial 888-204-4368, or for international callers 786-789-4797, and enter Conference ID 7513108. A simultaneous webcast of the call will be accessible at https://ctevents.webex.com/ctevents/onstage/g.php?MTID=e0ab99d7d29ab7ed012908b3341034cea. A copy of the webcast slide deck will be posted to www.invacare.com/investorrelations prior to the webcast.

A recording of the conference call can be accessed by dialing 888-203-1112 (U.S. and Canada) or 719-457-0820 (international callers) and entering the Conference ID Code 7513108, through February 17, 2020. An archive of the webcast presentation will be posted at www.invacare.com/investorrelations 24 hours after the call.

Upcoming Investor Events

•	March 17, 2020 - Oppenheimer Healthcare Conference (New York)

•	April 14, 2020 - Needham Healthcare Conference (New York)

About Invacare Corporation

Invacare Corporation (NYSE: IVC) ("Invacare" or the "company") is a leading manufacturer and distributor in its markets for medical equipment used in non-acute care settings. At its core, the company designs, manufactures, and distributes medical devices that help people to move, breathe, rest and perform essential hygiene. The company provides clinically complex medical device solutions for congenital (e.g., cerebral palsy, muscular dystrophy, spina bifida), acquired (e.g., stroke, spinal cord injury, traumatic brain injury, post-acute recovery, pressure ulcers) and degenerative (e.g., ALS, multiple sclerosis, chronic obstructive pulmonary disease, age related, bariatric) conditions. The company's products are important parts of care for people with a wide range of challenges, from those who are active and involved in work or school each day and may need additional mobility or respiratory support, to those who are cared for in residential care settings, at home and in rehabilitation centers. The company sells its products principally to home medical equipment providers with retail and e-commerce channels, residential care operators, distributors and government health services in North America, Europe and Asia Pacific. For more information about the company and its products, visit the company's website at www.invacare.com.

This press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those that describe future outcomes or expectations that are usually identified by words such as “will,” “should,” “could,” “plan,” “intend,” “expect,” “continue,” “forecast,” “believe,” and “anticipate” and include, for example, any statement made regarding the company's future results. Actual results may differ materially as a result of various risks and uncertainties, including the inability of the company to sustain profitable sales growth, achieve anticipated improvements in segment operating performance, convert high inventory levels to cash or reduce its costs to maintain competitive prices for its products; lack of market acceptance of the company's new product innovations; circumstances or developments that may make the company unable to implement or realize the anticipated benefits, or that may increase the costs, of its current and planned business initiatives, in particular the key elements of its enhanced transformation and growth plan such as its new product introductions, additional investments in sales force and demonstration equipment, plant consolidations in France and Germany, supply chain actions and global information technology outsourcing and ERP implementation activities; possible adverse effects on the company’s liquidity, including the company's ability to address future debt maturities, that may result from delays in the implementation of, any failure to realize benefits from, its current and planned business initiatives; adverse changes in government and third-party payor reimbursement levels and practices in the U.S.; adverse impacts of new tariffs or increases in commodity prices or freight costs; regulatory proceedings or the company's failure to comply with regulatory requirements or receive regulatory clearance or approval for the company's products or operations; adverse effects of regulatory or governmental inspections of company facilities at any time and governmental investigations or enforcement actions; exchange rate fluctuations; adverse effects on the company's business from global health emergencies such as the "coronavirus"; and those other risks and uncertainties expressed in the cautionary statements and risk factors in the company’s annual report on Form 10-K, quarterly reports on Form 10-Q and other filings with the Securities and Exchange Commission. The company may not be able to predict and may have little or no control over many factors or events that may influence its future results and, except as required by law, shall have no obligation to update any forward-looking statements.

 INVACARE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF LOSS (UNAUDITED)

	Three Months Ended		Twelve Months Ended
(In thousands, except per share data)	December 31,		December 31,
	2019	2018	2019	2018
Net sales	$232,913	$244,576	$927,964	$972,347
Cost of products sold	164,952	176,352	665,897	704,671
Gross Profit	67,961	68,224	262,067	267,676
Selling, general and administrative expenses	63,026	66,934	260,061	281,906
Charges related to restructuring activities	8,188	1,816	11,829	3,481
Asset write-down related to an intangible asset	587	583	587	583
Operating Loss	(3,840)	(1,109)	(10,410)	(18,294)
Gain on convertible debt derivatives	—	(7,790)	(1,197)	(11,994)
Loss on debt extinguishment including debt finance charges and fees	5,885	—	6,165	—
Interest expense - net	6,981	7,231	28,647	27,802
Loss before Income Taxes	(16,706)	(550)	(44,025)	(34,102)
Income tax provision	1,977	695	9,302	9,820
Net Loss	$(18,683)	$(1,245)	$(53,327)	$(43,922)

Net Loss per Share—Basic	$(0.56)	$(0.04)	$(1.59)	$(1.33)

Weighted Average Shares Outstanding—Basic	33,660	33,185	33,594	33,124

Net Loss per Share—Assuming Dilution *	$(0.56)	$(0.04)	$(1.59)	$(1.33)

Weighted Average Shares Outstanding—Assuming Dilution	33,825	33,221	33,642	33,543
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* Net loss per share assuming dilution calculated using weighted average shares outstanding - basic for periods in which there is a loss.

INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET LOSS PER SHARE
TO ADJUSTED NET LOSS PER SHARE (c)

	Three Months Ended		Twelve Months Ended
(In thousands, except per share data)	December 31,		December 31,
	2019	2018	2019	2018
Net loss per share - assuming dilution*	$(0.56)	$(0.04)	$(1.59)	$(1.33)
Weighted average shares outstanding - assuming dilution	33,660	33,185	33,594	33,124
Net loss	(18,683)	(1,245)	(53,327)	(43,922)
Income tax provision	1,977	695	9,302	9,820
Loss before Income Taxes	(16,706)	(550)	(44,025)	(34,102)
Amortization of discount on convertible debt	2,896	3,020	12,325	11,608
Asset write-down related to an intangible asset	587	583	587	583
Loss on debt extinguishment including debt finance charges and associated fees	5,885	—	6,165	—
Gain on convertible debt derivatives	—	(7,790)	(1,197)	(11,994)
Adjusted Loss before Income Taxes	(7,338)	(4,737)	(26,145)	(33,905)
Income taxes	1,977	695	9,302	9,820
Adjusted Net Loss (f)	$(9,315)	$(5,432)	$(35,447)	$(43,725)

Weighted average shares outstanding - assuming dilution	33,660	33,185	33,594	33,124

Adjusted Net Loss per Share(c) - Assuming Dilution **	$(0.28)	$(0.16)	$(1.06)	$(1.32)

Adjusted net loss per share (Adjusted EPS) and adjusted net loss are non-GAAP financial measures, which are defined at the end of the release.

* Net loss per share assuming dilution and adjusted net loss per share(c) assuming dilution calculated using weighted average shares outstanding - basic for periods in which there is a loss.

INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET LOSS TO EBITDA(d)

	Three Months Ended		Twelve Months Ended
(In thousands)	December 31,		December 31,
	2019	2018	2019	2018
Net loss	$(18,683)	$(1,245)	$(53,327)	$(43,922)
Income tax provision	1,977	695	9,302	9,820
Interest expense - net	6,981	7,231	28,647	27,802
Loss on debt extinguishment including debt finance charges and fees	5,885	—	6,165	—
Gain on convertible debt derivatives	—	(7,790)	(1,197)	(11,994)
Operating loss	(3,840)	(1,109)	(10,410)	(18,294)
Asset write-down related to an intangible asset	587	583	587	583
Depreciation and amortization	3,763	3,577	15,563	15,556
EBITDA	510	3,051	5,740	(2,155)
Charges related to restructuring activities	8,188	1,816	11,829	3,481
Stock-based compensation expense	5,237	1,184	11,110	5,283
Adjusted EBITDA(d)	$13,935	$6,051	$28,679	$6,609

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"Adjusted EBITDA(d)" is a non-GAAP financial measure, which is defined at the end of this press release.

INVACARE CORPORATION AND SUBSIDIARIES
BUSINESS SEGMENTS (UNAUDITED)

The company operates in two primary business segments: North America and Europe with each selling the company's primary product categories, which includes: lifestyle, mobility and seating and respiratory therapy products. Sales in Asia Pacific, which do not meet the quantitative criteria for determining reportable segments, are reported in All Other and include products similar to those sold in North America and Europe. Intersegment revenue for reportable segments was $26,664,000 and $107,945,000 for the three and twelve months ended December 31, 2019, respectively, and $26,044,000 and $124,465,000 for the three and twelve months ended December 31, 2018, respectively. The accounting principles applied at the operating segment level are generally the same as those applied at the consolidated financial statement level. Intersegment sales are eliminated in consolidation.

The information by segment is as follows:

	Three Months Ended			Twelve Months Ended
(In thousands)	December 31,			December 31,
	2019	2018	Change	2019	2018	Change
Revenues from external customers
Europe	$136,842	$143,969	$(7,127)	$533,048	$558,518	$(25,470)
North America	85,286	87,506	(2,220)	348,201	364,590	(16,389)
All Other (sales in Asia Pacific)	10,785	13,101	(2,316)	46,715	49,239	(2,524)
Consolidated	$232,913	$244,576	$(11,663)	$927,964	$972,347	$(44,383)

Operating income (loss)
Europe	$13,557	$9,120	$4,437	$36,174	$32,673	$3,501
North America	(276)	(7,448)	7,172	(7,592)	(32,506)	24,914
All Other	(8,346)	(382)	(7,964)	(26,576)	(14,397)	(12,179)
Charge related to restructuring activities	(8,188)	(1,816)	(6,372)	(11,829)	(3,481)	(8,348)
Asset write-down related to an intangible asset	(587)	(583)	(4)	(587)	(583)	(4)
Consolidated operating loss	(3,840)	(1,109)	(2,731)	(10,410)	(18,294)	7,884
Gain on convertible derivatives	—	7,790	(7,790)	1,197	11,994	(10,797)
Loss on debt extinguishment including debt finance charges and fees	(5,885)	—	(5,885)	(6,165)	—	(6,165)
Net Interest expense	(6,981)	(7,231)	250	(28,647)	(27,802)	(845)
Loss before income taxes	$(16,706)	$(550)	$(16,156)	$(44,025)	$(34,102)	$(9,923)

__________
“All Other” consists of unallocated corporate selling, general and administrative expenses and intercompany profits, which do not meet the quantitative criteria for determining reportable segments.

INVACARE CORPORATION AND SUBSIDIARIES
BUSINESS SEGMENT NET SALES (UNAUDITED)

The following tables provide net sales change as reported and as adjusted to exclude the impact of foreign exchange translation (constant currency net sales(a)) for the three and twelve-month periods referenced below. The current year functional constant currency net sales are translated using the prior year's foreign exchange rates. These amounts are then compared to the prior year's sales to calculate the constant currency net sales change.

Three months ended December 31, 2019 compared to three months ended December 31, 2018:

	Reported	Foreign Exchange Translation Impact	Constant Currency
Europe	(4.9)%	(4.3)%	(0.6)%
North America	(2.5)%	—%	(2.5)%
All Other (sale in Asia Pacific)	(17.7)%	(3.2)%	(14.5)%
Consolidated	(4.8)%	(2.7)%	(2.1)%

Twelve months ended December 31, 2019 compared to twelve months ended December 31, 2018:

	Reported	Foreign Currency Translation Impact	Constant Currency
Europe	(4.6)%	(5.8)%	1.2%
North America	(4.5)%	(0.2)%	(4.3)%
All Other (sale in Asia Pacific)	(5.1)%	(5.5)%	0.4%
Consolidated	(4.6)%	(3.7)%	(0.9)%

INVACARE CORPORATION AND SUBSIDIARIES
BUSINESS SEGMENT SEQUENTIAL NET SALES (UNAUDITED)(g)

The following tables provide net sales at reported rates for the quarters ended December 31, 2019, September 30, 2019, June 30, 2019 and March 31, 2019, respectively, and net sales for the same periods as translated at the foreign exchange rates for the quarter ended March 31, 2019 with each then compared to each other (constant currency sequential net sales(g)). The company began this disclosure in 2Q17 to illustrate the effect of its transformation on its segments and continues to do so while the transformation continues.

	Q4 19 at Reported Foreign Exchange Rates	Foreign Exchange Translation Impact	Q4 19 at Q1 19 Foreign Exchange Rates	Q3 19 at Q1 19 Foreign Exchange Rates	Sequential Growth $	Sequential Growth %
Europe	$136,842	$4,577	$141,419	$140,155	$1,264	0.9%
North America	85,286	(52)	85,234	87,062	(1,828)	(2.1)
All Other (Asia Pacific sales)	10,785	485	11,270	11,795	(525)	(4.5)
Consolidated	$232,913	$5,010	$237,923	$239,012	$(1,089)	(0.5)%

	Q3 19 at Reported Foreign Exchange Rates	Foreign Exchange Translation Impact	Q3 19 at Q1 19 Foreign Exchange Rates	Q2 19 at Q1 19 Foreign Exchange Rates	Sequential Growth $	Sequential Growth %
Europe	$137,371	$2,784	$140,155	$135,385	$4,770	3.5%
North America	87,118	(56)	87,062	89,610	(2,548)	(2.8)
All Other (Asia Pacific sales)	11,285	510	11,795	12,604	(809)	(6.4)
Consolidated	$235,774	$3,238	$239,012	$237,599	$1,413	0.6%

	Q2 19 at Reported Foreign Exchange Rates	Foreign Exchange Translation Impact	Q2 19 at Q1 19 Foreign Exchange Rates	Q1 19 at Reported Foreign Exchange Rates	Sequential Growth $	Sequential Growth %
Europe	$133,991	$1,394	$135,385	$124,844	$10,541	8.4%
North America	89,553	57	89,610	86,243	3,367	3.9
All Other (Asia Pacific sales)	12,314	290	12,604	12,332	272	2.2
Consolidated	$235,858	$1,741	$237,599	$223,419	$14,180	6.3%

INVACARE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	December 31, 2019	December 31, 2018
	(In thousands)
Assets
Current Assets
Cash and cash equivalents	$80,063	$116,907
Trade receivables, net	116,669	119,743
Installment receivables, net	736	1,574
Inventories, net	120,500	128,123
Other current assets	37,909	31,063
Total Current Assets	355,877	397,410
Other Assets	4,216	6,360
Intangibles	24,333	26,506
Property and Equipment, net	48,721	45,984
Financing Lease Assets, net	26,900	28,322
Operating Lease Assets, net	18,676	—
Goodwill	373,403	381,273
Total Assets	$852,126	$885,855
Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$88,003	$92,469
Accrued expenses	120,947	99,867
Current taxes payable	345	3,762
Short-term debt and current maturities of long-term obligations	58	—
Current portion of financing lease obligations	2,514	2,110
Current portion of operating lease obligations	6,790	—
Total Current Liabilities	218,657	198,208
Long-Term Debt	219,464	225,733
Finance Lease Long-term Obligations	26,480	27,802
Operating Lease Long-term Obligations	12,060	—
Other Long-Term Obligations	66,949	74,965
Shareholders’ Equity	308,516	359,147
Total Liabilities and Shareholders’ Equity	$852,126	$885,855

INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION FROM NET CASH PROVIDED (USED) BY
OPERATING ACTIVITIES TO FREE CASH FLOW (e)

	Three Months Ended		Twelve Months Ended
(In thousands)	December 31,		December 31,
	2019	2018	2019	2018
Net cash provided (used) by operating activities	$7,475	$3,119	$2,743	$(46,423)
Plus:
Sale of property and equipment	—	2	73	40
Advance payment from sale of property	—	—	—	3,524
Less:
Purchases of property and equipment	(3,697)	(2,009)	(10,874)	(9,823)
Free Cash Flow(e)	$3,778	$1,112	$(8,058)	$(52,682)

Definitions of Non-GAAP Financial Measures

(a) "Constant currency net sales" is a non-GAAP financial measure, which is defined as net sales excluding the impact of foreign currency translation. The current year's functional constant currency net sales are translated using the prior year's foreign exchange rates. These amounts are then compared to the prior year's sales to calculate the constant currency net sales change. The "Business Segments Net Sales" table accompanying this release compares net sales as reported and net sales excluding the effects of foreign exchange translation by segment and for the consolidated company for the three and twelve months ended December 31, 2019 and December 31, 2018, respectively. The company believes that this financial measure provides meaningful information for evaluating the core operating performance of the company. This financial measure is reconciled to the related GAAP financial measures in the "Business Segment Net Sales" table included in this press release.

(b) "Constant Currency SG&A" is a non-GAAP financial measure, which is defined as selling, general and administrative ("SG&A") expense excluding the impact of foreign currency translation. The current period's functional constant currency SG&A expenses are translated using the prior year's foreign exchange rates. These amounts are then compared to the prior year's SG&A expenses to calculate the constant currency SG&A expenses change.

(c) "Adjusted net loss per share" is a non-GAAP financial measure, which is defined as adjusted net loss(f) divided by weighted average shares outstanding, assuming dilution. It should be noted that the company's definition of adjusted net loss per share may not be comparable to similar measures disclosed by other companies because not all companies and financial analysts calculate Adjusted net loss per share in the same manner. The company believes that its exclusion adjustments are generally recognized by the industry in which it operates as relevant in computing adjusted net loss per share as a supplementary non-GAAP financial measure used by financial analysts and others in the company's industry to meaningfully evaluate operating performance. This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation of Net Loss Per Share to Adjusted Net Loss per Share” table included in this press release.

(d) "Adjusted EBITDA" is a non-GAAP financial measure, which is defined as earnings before interest, taxes, depreciation and amortization and calculated as net loss plus: income taxes, interest expense-net, loss on debt extinguishment including debt finance charges and fees, gain on convertible debt derivatives, asset write-downs related to intangible assets and depreciation and amortization, as further adjusted to exclude charges related to restructuring activities and stock-based compensation expense. It should be noted that the company's definition of Adjusted EBITDA may not be comparable to similar measures disclosed by other companies because not all companies and financial analysts calculate Adjusted EBITDA in the same manner. The company believes that this financial measure provides meaningful information which is used by financial analysts and others in the company's industry to evaluate the performance of the company. This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation of Net Loss to Adjusted EBITDA” table included in this press release.
(e) "Free cash flow" is a non-GAAP financial measure, which is defined as net cash provided (used) by operating activities less purchases of property and equipment plus proceeds from sales of property and equipment. The company believes that this financial measure provides meaningful information for evaluating the overall financial performance of the company and its ability to repay debt or make future investments. This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation from Net Cash Provided (Used) by Operating Activities to Free Cash Flow” table included in this press release.

(f) "Adjusted net loss" is a non-GAAP financial measure, which is defined as net loss before income taxes net of adjusted income taxes. Adjusted net loss before income taxes is computed as the net loss excluding the amortization of convertible debt discounts recorded in interest expense ($2.9 million and $12.3 million pre-tax for the three and twelve months ended December 31, 2019, respectively, compared to $3.0 million and $11.6 million pre-tax for the three and twelve months ended December 31, 2018), asset write-down related to intangibles ($0.6 million for both the three and twelve months ended December 31, 2019 compared to $0.6 million for both the three and twelve months ended December 31, 2018), loss on debt extinguishment including debt finance charges and fees (net loss of $5.9 million and $6.2 million the three and twelve months ended December 31, 2019, respectively), gain on convertible debt derivatives (net gains of $0.0 million and $1.2 million for the three and twelve months ended December 31, 2019, respectively, compared to net gains of $7.8 million and $12.0 million for the three and twelve months ended December 31, 2018, respectively) . Adjusted income taxes are computed as taxes as calculated for GAAP then adjusted for an expense or benefit at the statutory rate related to pretax adjustments related to locations without a valuation allowance, the exclusion of uncertain tax liabilities deemed not related to current operations or the exclusion of taxes related to nonrecurring sales of non-inventory product or entities on an intercompany basis. (Note: The U.S. is in a full valuation allowance and accordingly, no tax expense adjustments are appropriate related to U.S. pre-tax adjustments.) This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation of Net Loss per Share to Adjusted Net Loss Per Share” table included in this press release.

(g) "Constant currency sequential net sales" is a non-GAAP financial measure in which a given quarter's net sales are compared to the most recent prior quarter's net sales with each quarter's net sales translated at the foreign exchange rates for the quarter ended March 31, 2019. The "Business Segment Sequential Net Sales" table included in this press release compares net sales for the three months ended December 31, 2019, June 30, 2019 and March 31, 2019 to each other with each quarter translated at the foreign exchange rates for the three months ended March 31, 2019. The company believes that this financial measure provides meaningful information for evaluating the core operating performance of the company. This financial measure is reconciled to the related GAAP financial measures in the "Business Segment Sequential Net Sales" table included in this press release.

(h) "All Other" includes the operating results of the Asia Pacific businesses (which do not meet the quantitative criteria for determining reportable segments), offset by unallocated SG&A expenses and intercompany eliminations.